Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

April 15, 2011	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2011, of $944,868 or $0.19 per share compared to $938,912 or $0.20 per share for the first quarter of 2010.

Total assets at the end of the quarter were $532,838,138 compared to $545,932,649 at year end and $508,071,505 at the end of the quarter a year ago.

In commenting on the Company’s first quarter results, President and CEO Stephen Marsh said that the decrease in assets was mostly a result of a decrease in cash used to pay down Federal Home Loan Bank advances; otherwise the Company’s asset base remains similar to year end.  Commenting on first quarter earnings, Marsh said the high level of sales of residential mortgage activity that we experienced in 2010 has subsided, however some residual income from those sales flowed into the first quarter of 2011.  The low interest rate environment continues to compress net interest income, but remains manageable.  We are pleased with the first quarter results and look forward to a prosperous year.

Marsh said “We are very pleased to have increased the dividend to shareholders to $.14 per share.  We continue to be a well-capitalized community bank serving the needs of our local communities, and doing it well.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable May 1, 2011 to shareholders of record as of April 15, 2011.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.